                                 340,000 SHARES


                             FALL RIVER GAS COMPANY

                                  COMMON STOCK
                             ($0.83 1/3 PAR VALUE)


All of the shares of Common Stock offered hereby are being sold by Fall River Gas Company (the "Company"). The Common Stock of the Company is traded in the over-the-counter market on the OTC Bulletin Board and is quoted under the symbol "FALL." On October 30, 1997, the closing bid price of the Common Stock on the OTC Bulletin Board was $13 3/4. See "Common Stock Dividends and Price Range". The Common Stock has been approved for listing on the American Stock Exchange ("AMEX") under the trading symbol "FAL".


                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


                                                                          UNDERWRITING
                                                            PRICE TO      DISCOUNTS AND          PROCEEDS
                                                             PUBLIC      COMMISSIONS (1)      TO COMPANY (2)
Per Share..............................................      $13.25           $0.76               $12.49
Total (3)..............................................    $4,505,000       $258,740            $4,246,260



(1) Does not reflect additional compensation payable to the Underwriter by the Company in the form of a non-accountable expense allowance of $50,000. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".



(2) Before deduction of expenses payable by the Company estimated at $146,260.



(3) The Company has granted the Underwriter a 30-day option to purchase up to an additional 51,000 shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $5,180,750, $297,551 and $4,724,700, respectively. See "Underwriting" for a discussion of certain reimbursements that may be made by the Company to the Underwriter in the event the over-allotment option is exercised.



The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by them, subject to the right of the Underwriter to reject any order in whole or in part and certain other conditions. It is expected that delivery of the certificates for such shares will be made in Boston, Massachusetts on or about November 5, 1997.


                            ------------------------

                            FIRST ALBANY CORPORATION


                The date of this Prospectus is October 30, 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE SHARES OF COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices in Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and in New York (7 World Trade Center, Suite 1300, New York, New York 10048). Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the Washington, D.C. address given above. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such Web site is http://www.sec.gov.

This prospectus constitutes a part of a registration statement on Form S-2 (herein, together with all exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated by reference as a part thereof. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed with the Commission pursuant to the Exchange Act are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended September 30, 1996, File No. 0-449 and
(b) the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997, File No. 0-449.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement.

THE COMPANY HEREBY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN). REQUESTS SHOULD BE DIRECTED TO PETER H. THANAS, SR. VICE PRESIDENT AND TREASURER, FALL RIVER GAS COMPANY, 155 NORTH MAIN STREET, FALL RIVER, MASSACHUSETTS 02722--TELEPHONE (508) 675-7811.

                               PROSPECTUS SUMMARY


THE INFORMATION SET FORTH BELOW SHOULD BE READ IN CONJUNCTION WITH AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, ALL INFORMATION HEREIN HAS BEEN ADJUSTED FOR THE TWO-FOR-ONE STOCK SPLIT EFFECTIVE JANUARY 14, 1994 AND ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.


                                  THE COMPANY

The Company is a regulated public utility primarily engaged in the distribution, transportation and sale of natural gas for use by residential, commercial and industrial customers. The Company currently serves approximately 47,000 natural gas customers in southeastern Massachusetts. Of the Company's revenues from regulated gas operations, approximately 71% was derived from residential customers and 29% was derived from commercial and industrial customers, including transportation customers, during the nine months ended June 30, 1997. The Company obtains its primary supply of natural gas under a long-term contract with a natural gas marketer.

Through its wholly-owned subsidiary, Fall River Gas Appliance Company, Inc., (the "Appliance Company"), the Company is also engaged in certain unregulated activities, including leasing and selling gas burning equipment (primarily for use by the Company's residential customers), including water heaters and conversion burners. For the nine months ended June 30, 1997, net income contributed by the Company's unregulated operations comprised approximately 29% of the Company's total net income.

                                  THE OFFERING


Common Stock offered hereby................  340,000 shares

Common Stock to be outstanding after this
  offering(1)..............................  2,127,261 shares

Indicated annualized dividend(2)...........  $0.96 per share of Common Stock. See "Common
                                             Stock Dividends and Price Range".

Use of proceeds............................  To repay short-term indebtedness primarily incurred for the funding of additions to
                                             property, plant and equipment. See "Use of
                                             Proceeds".

Over-the-counter market trading symbol.....  "FALL"

Range of high and low bid prices of Common
  Stock (October 1, 1996 through October
  30, 1997)................................  $18 1/4-$12 3/4

Closing Bid Price on October 30, 1997......  $13 3/4

American Stock Exchange symbol.............  "FAL"

Share Owner Dividend Reinvestment and Stock
  Purchase Plan............................  Offered by means of a separate prospectus.


------------------------

(1) Based on the number of shares of Common Stock outstanding as of June 30, 1997.


(2) Based on the quarterly dividend of $0.24 per share declared by the Board of Directors. Such dividend is to be paid on November 15, 1997 to shareholders of record on November 6, 1997. Shares of Common Stock offered hereby will be entitled to receive such dividend.

                         SELECTED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                                 NINE MONTHS                      FISCAL YEAR                   NINE MONTHS
                                                    ENDED                            ENDED                         ENDED
                                                   JUNE 30,                      SEPTEMBER 30,                 SEPTEMBER 30,
                                             --------------------  ------------------------------------------  -------------
                                               1997       1996       1996       1995       1994       1993        1992(1)
                                             ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                                 (UNAUDITED)
INCOME STATEMENT DATA:
Gas operating revenues.....................  $  41,354  $  44,141  $  48,966  $  44,418  $  48,331  $  44,819    $  36,047
Operating income...........................      2,965      2,513      2,342      2,306      2,777      2,904        2,212
Earnings of Fall River Gas Appliance
  Company, Inc.............................        585        549        779        753        799        683          539
Net income.................................      1,996      1,799      1,424      1,617      2,491      2,352        1,819
Earnings per share.........................       1.12       1.01       0.80       0.91       1.40       1.32         1.02
Dividends per share........................       0.72       0.72       0.96       0.96       0.98       0.97         0.92

                                                                                     JUNE 30, 1997
                                                                     ----------------------------------------------
                                                                             ACTUAL             AS ADJUSTED (2)
                                                                     ----------------------  ----------------------

                                                                      AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                                                     ---------  -----------  ---------  -----------
CAPITALIZATION:
Common shareholders' equity........................................  $  13,455        49.9%     17,555        47.4%
Long-term debt.....................................................     13,500        50.1      19,500        52.6
                                                                     ---------       -----   ---------       -----
Total capitalization...............................................  $  26,955       100.0%  $  37,055       100.0%
                                                                     ---------       -----   ---------       -----
                                                                     ---------       -----   ---------       -----
Total short-term debt..............................................  $  11,200               $   1,100

OTHER BALANCE SHEET DATA:
Utility plant--net.................................................  $  38,708
Total assets.......................................................     51,651
Book value per share of Common Stock...............................       7.53


------------------------

(1) 1992 data is for the nine-month period ended September 30, 1992 due to change in the Company's fiscal year.


(2) Adjusted to reflect the receipt and application of (i) the estimated net proceeds from the sale of the shares of Common Stock offered hereby estimated at $4,100,000, and (ii) the estimated net proceeds of approximately $6,000,000 from the proposed sale of $6,000,000 aggregate principal amount of First Mortgage Bonds anticipated to occur by the end of the first quarter of fiscal 1998. See "Use of Proceeds" and "Capitalization".

                                  THE COMPANY

The Company is a regulated public utility primarily engaged in the distribution, transportation and sale of natural gas for use by residential, commercial and industrial customers. The Company currently serves approximately 47,000 natural gas customers in southeastern Massachusetts. Of the Company's revenues from regulated gas operations, approximately 71% was derived from residential customers and 29% was derived from commercial and industrial customers, including transportation customers, during the nine months ended June 30, 1997. The Company obtains its primary supply of natural gas under a long-term contract with a natural gas marketer.

Through its wholly-owned subsidiary, Fall River Gas Appliance Company, Inc., (the "Appliance Company"), the Company is also engaged in certain unregulated activities, including leasing and selling gas burning equipment (primarily for use by the Company's residential customers), including water heaters and conversion burners. For the nine months ended June 30, 1997, net income contributed by the Company's unregulated operations comprised approximately 29% of the Company's total net income.

Earnings from the Appliance Company are primarily the result of revenues from the rental of water heaters and conversion burners, which allow oil-fired heating systems to use natural gas primarily for residential and small commercial applications. As of June 30, 1997, the water heater program had 14,830 rentals in service and the conversion burner program had 4,746 rentals in service. The Appliance Company also derives revenues from the sale of central heating and air-conditioning systems and water heaters.

SERVICE TERRITORY

                                     [LOGO]

                                  RISK FACTORS

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, PARTICULARLY IN THE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES" AND "BUSINESS" SECTIONS. FORWARD-LOOKING STATEMENTS ARE GENERALLY IDENTIFIED WITH THE FOLLOWING
PHRASES: "BELIEVES", "EXPECTS", AND "ANTICIPATES", OR WORDS OF SIMILAR IMPORT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND OTHER INFORMATION CONTAINED ELSEWHERE IN THE PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

SPECIAL FACTORS AFFECTING THE NATURAL GAS DISTRIBUTION INDUSTRY

The natural gas industry is subject to numerous legislative and regulatory requirements, standards and restrictions, which are subject to change and which affect the Company to varying degrees. Significant industry factors that have affected or may affect the Company from time to time include the following: (i) fluctuations in demand for natural gas attributable to weather; (ii) difficulty in obtaining rate increases from regulatory authorities in adequate amounts and on a timely basis; (iii) difficulty in earning the authorized return on invested capital; (iv) competition from alternative fuels for industrial and other significant customers and fluctuations in the prices of oil, which can make oil less costly than natural gas; (v) volatility in the supply and price of natural gas; (vi) increasing competition with alternative gas sources caused by recent deregulation in the natural gas industry; (vii) uncertainty in projected energy requirements of the Company's customers; and (viii) potential costs of compliance with environmental regulations. See also "Business--Competition" and "Business--Rates and Regulation".

GAS SUPPLY

The Company currently obtains approximately 90% of its gas supplies from a single source. Although the Company believes that such supplier is reliable and is likely to be able to fulfill its contractual obligations to the Company, should that supplier fail to deliver all natural gas supplies under contract, the Company might have difficulties in arranging promptly for an economical replacement supply. Though the Company would likely be able to obtain required supplies on the spot market, there would be an increased risk concerning full recovery of such costs, which could have a material adverse effect on the Company's results of operations.

PRIOR LIMITED TRADING MARKET


There is currently a limited public trading market for the Company's Common Stock. Although the Common Stock has been approved for listing on AMEX under the trading symbol "FAL", there can be no assurance that an active trading market will develop after the offering.


                                USE OF PROCEEDS


The net proceeds to the Company from the sale of the Common Stock offered hereby, estimated to be $4,100,000 ($4,724,700 if the Underwriter's over-allotment option is exercised in full) will be used to repay short-term indebtedness. At August 31, 1997, the Company had $15,200,000 in short-term debt outstanding, with a weighted average interest rate of 6.29%. Such indebtedness was primarily incurred for funding of additions to property, plant and equipment. In addition, the net proceeds of the proposed issuance of $6,000,000 aggregate principal amount of First Mortgage Bonds (anticipated to occur by the end of the first quarter of fiscal 1998) will be applied to reduce short-term indebtedness.


The Company continually replaces gas mains and services to maintain and improve the reliability and capacity of its gas distribution system and will extend gas mains to serve new customers if potential returns on the investments made to serve these customers are adequate. The Company's capital expenditures totalled approximately $3,000,000 in the twelve months ended June 30, 1997. Capital expenditures for the twelve months ending June 30, 1998 are estimated to be approximately $3,000,000.

                                 CAPITALIZATION

The following table sets forth the short-term debt and capitalization of the Company on a consolidated basis as of June 30, 1997 and as adjusted as of such date to give effect to the receipt and application of (i) the estimated net proceeds from the sale of the shares of Common Stock offered hereby, and (ii) the estimated net proceeds from the proposed sale of $6,000,000 aggregate principal amount of First Mortgage Bonds anticipated to occur by the end of the first quarter of fiscal 1998. See "Use of Proceeds." The information included in the table below should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                              AS OF JUNE 30, 1997
                                                             ------------------------------------------------------
                                                                       ACTUAL                   AS ADJUSTED
                                                             --------------------------  --------------------------

                                                                AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE
                                                             -------------  -----------  -------------  -----------
Common Equity:
  Common Stock.............................................  $   1,834,445               $   1,834,445
  Capital in excess of par value...........................      1,440,511                   4,394,166
  Retained earnings(1).....................................     11,576,051                  11,576,051
  Treasury stock(2)........................................     (1,396,088)                   (249,743)
                                                             -------------       -----   -------------       -----
        Total Common Equity................................     13,454,919        49.9%     17,554,919        47.4%
Long-term Debt:
  First Mortgage Bonds
    9.44% series, due 2020.................................      6,500,000                   6,500,000
    7.99% series, due 2026.................................      7,000,000                   7,000,000
    Proposed 7.24% series, due       ......................              0                   6,000,000
                                                             -------------       -----   -------------       -----
    Total long-term debt...................................     13,500,000        50.1      19,500,000        52.6
    Less amounts due within one year.......................
                                                             -------------       -----   -------------       -----
        Total capitalization...............................  $  26,954,919       100.0%  $  37,054,919       100.0%
                                                             -------------       -----   -------------       -----
                                                             -------------       -----   -------------       -----
        Total short-term debt..............................  $  11,200,000               $   1,100,000


------------------------

(1) The Company's use of retained earnings is subject to restrictions contained in the Company's Indenture of First Mortgage, as amended. As of June 30, 1997, $4,426,791 of retained earnings was unrestricted and available for the payment of dividends.

(2) The Common Stock offered hereby will be issued from Common Stock currently held in treasury. Upon the issuance of the Common Stock, Treasury stock will be reduced by the average price at which the Treasury stock is carried, multiplied by the number of shares sold. The excess of the offering price over the average price at which the Treasury stock is carried will be credited to capital in excess of par value.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE


The holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors. The Company has paid dividends to shareholders for 117 consecutive years. The Company currently intends to continue its practice of declaring cash dividends on a quarterly basis, although the declaration and amount of any future dividends will necessarily depend upon future earnings, cash flow, the financial condition of the Company and other factors. See "Description of Capital Stock" for a description of certain limitations on the future payment of dividends. The Board of Directors of the Company has declared a dividend of $.24 per share, to be paid on November 15, 1997 to shareholders of record on November 6, 1997. Shares of Common Stock offered hereby will be entitled to receive such dividend.



The Company's Common Stock historically has been traded in the over-the-counter market on the OTC Bulletin Board and quoted under the symbol "FALL". The Common Stock has been approved for listing on AMEX under the trading symbol "FAL".


The following table shows the high and low bid prices, as well as cash dividends declared per share of the Common Stock for the periods indicated. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions. As of June 30, 1997, there were approximately 1,100 holders of record of the Company's Common Stock.


                                                                                                                  CASH
                                                                                                                DIVIDENDS
                                   FISCAL YEAR                                        LOW BID     HIGH BID      PER SHARE
----------------------------------------------------------------------------------  -----------  -----------  -------------
October 1, 1994 through September 30, 1995
  First Quarter...................................................................   $  25 1/4    $  25 3/4     $     .24
  Second Quarter..................................................................          25       25 1/2           .24
  Third Quarter...................................................................          25           25           .24
  Fourth Quarter..................................................................          24           25           .24

October 1, 1995 through September 30, 1996
  First Quarter...................................................................      21 1/4           24           .24
  Second Quarter..................................................................      20 3/4       21 3/4           .24
  Third Quarter...................................................................          18           21           .24
  Fourth Quarter..................................................................          18       18 1/4           .24

October 1, 1996 through September 30, 1997
  First Quarter...................................................................          16       18 1/4           .24
  Second Quarter..................................................................          16       16 1/2           .24
  Third Quarter...................................................................          13           16           .24
  Fourth Quarter..................................................................      12 3/4       13 1/2           .24

October 1, 1997 through September 30, 1998
  First Quarter (through October 30, 1997)........................................          13           14            --


The Company's Share Owner Dividend Reinvestment and Stock Purchase Plan ("DRP") provides holders of record of its Common Stock with the option to invest cash dividends and/or optional cash payments (up to $5,000 per quarter) in newly issued shares of the Company's Common Stock at current market prices, less a three percent discount, without the payment of any brokerage commission or service charge. Such shares are offered only by means of a separate prospectus, which is available upon request from the Company.

                            SELECTED FINANCIAL DATA

The following table sets forth certain financial data of the Company for the five years ended September 30, 1996 and the nine months ended June 30, 1997 and 1996. The selected consolidated financial data as of and for the five fiscal years ended September 30, 1996 was derived from the audited consolidated financial statements of the Company, certain of which are included elsewhere herein. The selected consolidated financial data as of and for the nine months ended June 30, 1997 and 1996 was derived from unaudited consolidated financial statements of the Company which, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year. The selected financial information is qualified by reference to the Financial Statements and Notes thereto and other information and data set forth elsewhere in this Prospectus.


                                            AS OF OR FOR                     AS OF OR FOR                    AS OF OR FOR
                                            NINE MONTHS                   FISCAL YEAR ENDED                NINE MONTHS ENDED
                                           ENDED JUNE 30,                   SEPTEMBER 30,                    SEPTEMBER 30,
                                        --------------------  ------------------------------------------  -------------------
                                          1997       1996       1996       1995       1994       1993           1992(1)
                                        ---------  ---------  ---------  ---------  ---------  ---------  -------------------
                                            (UNAUDITED)  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Assets
  Utility plant--net..................  $  38,708  $  37,561  $  38,653  $  36,209  $  33,213  $  30,726       $  29,291
  Non-utility plant--net..............      2,948      2,724      2,762      2,613      2,327      2,022           1,828
  Current assets......................      7,652      7,596      9,088      9,934     12,150     12,292           5,751
  Other assets........................      2,343      2,081      2,688      2,201      1,936      1,462           1,394
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
        Total.........................  $  51,651  $  49,962  $  53,191  $  50,957  $  49,626  $  46,502       $  38,264
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
Capitalization and liabilities
  Capitalization
    Common equity.....................  $  13,455  $  13,439  $  12,637  $  12,922  $  13,014  $  12,268       $  11,634
    Long-term debt (less current
      maturities).....................     13,500      6,500     13,500      6,500      7,380      7,560           7,680
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
        Total.........................     26,955     19,939     26,137     19,422     20,394     19,828          19,314
  Current liabilities.................     17,540     22,638     20,014     24,692     22,763     20,498          13,036
  Other liabilities...................      7,156      7,385      7,040      6,843      6,469      6,176           5,914
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
        Total.........................  $  51,651  $  49,962  $  53,191  $  50,957  $  49,626  $  46,502       $  38,264
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
INCOME STATEMENT DATA:

Gas operating revenues................  $  41,354  $  44,141  $  48,966  $  44,418  $  48,331  $  44,819       $  36,047
Operating expenses:
  Cost of gas sold....................     23,810     28,601     31,133     28,097     31,162     28,053          23,772
  Other operation and maintenance.....     10,693      9,680     12,257     10,992     10,953     10,617           7,617
  Depreciation........................      1,886      1,515      1,609      1,499      1,392      1,304             939
  Taxes--other than Federal income....      1,322      1,225      1,283      1,053      1,059        959             756
  -Federal income.....................        678        607        342        471        988        982             751
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
        Total.........................     38,389     41,628     46,624     42,112     45,554     41,915          33,835
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
Operating income......................      2,965      2,513      2,342      2,306      2,777      2,904           2,212
Other income--net of tax..............        606        548        790        772        815        691             555
Total interest charges................      1,575      1,262      1,708      1,461      1,101      1,243             948
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
Net income............................  $   1,996  $   1,799  $   1,424  $   1,617  $   2,491  $   2,352       $   1,819
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
                                        ---------  ---------  ---------  ---------  ---------  ---------      ----------
Shares outstanding--average...........  1,783,547  1,780,542  1,780,542  1,780,542  1,780,542  1,780,542       1,780,542
Earnings per share....................  $    1.12  $    1.01  $    0.80  $    0.91  $    1.40  $    1.32       $    1.02
Dividends declared per share..........  $    0.72  $    0.72  $    0.96  $    0.96  $    0.98  $    0.97       $    0.92
Appliance Company net income..........  $     585  $     549  $     779  $     753  $     799  $     683       $     539


------------------------------

(1) 1992 data is for the nine-month period ended September 30, 1992 due to the change in the Company's fiscal year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Operating results are derived from two major classifications - utility and non-utility. Utility revenues are generated from the operations of the regulated natural gas distribution company and include the sale and distribution, as well as the transportation, of natural gas to firm and interruptible customers. Non-utility revenues are almost entirely from the rental of water heaters and conversion burners.

The sale and distribution, as well as the transportation, of natural gas to customers on a year-round basis for heating, water heating, cooking and processing are the sources of firm utility revenues, as described below. Firm customers can be residential, commercial or industrial. The revenues from firm sales customers are determined by regulated tariff schedules and through Massachusetts Department of Public Utilities ("MDPU") approved commodity charge factors. These factors include the Cost of Gas Adjustment clause ("CGAC"), which requires the Company to collect from or return to customers changes in gas cost from those included in the regulated tariffs, on a semi-annual basis. The CGAC also provides for collection of: (i) carrying costs on gas purchases; (ii) pipeline transition costs; (iii) costs, incentives and lost base revenues associated with demand side management, (DSM) programs; and (iv) certain costs of compliance with environmental regulations. In accordance with the Company's approved CGAC, increases or decreases in the cost of gas sold continue to be passed directly to firm customers, dollar for dollar.

On October 16, 1996 the MDPU authorized a $3,200,000 increase in the Company's annual rates. At the same time, the MDPU approved the "unbundling" of the Company's commercial and industrial tariffs. As a result, customers can choose to buy gas from the Company or purchase their own gas supply from a third party and have that supply transported up to and into the Company's distribution system. These new rates are effective for gas sold on or after December 1, 1996.

Sales to other utilities ("off-system sales") and to dual-fuel customers ("interruptible sales") are made when excess gas supplies are available and prices are competitive. Interruptible sales are generally made in non-winter months and can be interrupted by the Company at any time.

Transportation, the delivery of gas purchased by customers from marketers and other third parties through the Company's distribution system, has recently become a growing portion of the Company's business. With the restructuring of the natural gas pipeline industry and the development of the state-level policy of unbundling of delivery and commodity sales functions, the Company's largest customers have moved first from firm tariffed sales service to firm sales service under special contracts and more recently to transportation service. The movement to the Company's transportation service occurred primarily after implementation of new rates on December 1, 1996. Under these rates, the Company earns the same margins on transportation service as it does on bundled commodity sales and delivery. Accordingly, the Company is generally indifferent as to whether customers take bundled sales and delivery or unbundled transportation service only. To date, only the Company's largest customers have moved to transportation service, although it is likely that additional customers will as well. Such movement to transportation results in reduced gas operating revenues, because no commodity is bought from the Company for such customers. Correspondingly, cost of gas sold is reduced. Consequently, there is no impact on earnings because the Company, like all other Massachusetts gas companies, earns no margin on the sale of natural gas itself. See "Business - Competition and - Rates and Regulation".

The Appliance Company generates non-utility revenues primarily from the rental of hot water heaters and conversion burners. The Appliance Company also sells such equipment and other gas-burning appliances such as central heating and air conditioning systems and water heaters. Such rentals and sales are made to the Company's gas customers and thereby assist the utility sales efforts. For income statement purposes, the net earnings of the Appliance Company are shown under "Other Income." A breakdown of the revenue and expenses of the Appliance Company is found in the Notes to Consolidated Financial Statements.

SEASONALITY

The nature of the Company's business is highly seasonal and temperature-sensitive. As a result, the Company's operating results in any given period reflect, in addition to other matters, the impact of the weather, with colder temperatures resulting in increased sales and transportation by the Company. The substantial impact of this sensitivity to seasonal conditions is reflected in the Company's results of operations and the Company anticipates that it will continue to be so reflected in future periods.

Short-term borrowing requirements vary according to the seasonal nature of sales and expense activities of the Company. Accordingly, there is a greater need for short-term borrowings during periods when internally generated funds are not sufficient to cover all capital and operating requirements, particularly in the summer and fall. Short-term borrowings utilized for construction expenditures generally are replaced by permanent financing when it becomes economical and practical to do so and where appropriate to maintain an acceptable relationship between borrowed and equity resources.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED JUNE 30, 1997 AND 1996

Gas operating revenues fell $2,787,000, or 6.3% from $44,141,000 recorded in 1996 to $41,354,000, mainly due to a decrease in firm sales volume. Firm sales volume for the nine months ended June 30, 1997 was 5,390,124 Mcf(1) as compared to the 5,749,248 Mcf reported in 1996, a 6.2% decrease. Somewhat offsetting such decrease was an increase in total volumes attributable to special contract, interruptible and transportation customers. Such volumes were 1,398,769 Mcf in 1997 and 1,148,951 Mcf in 1996. Temperature change was not a factor affecting operating revenues and firm sales volume. Such decreases resulted from the migration of several large customers from sales service to transportation service. Degree Days(2) in the nine-month comparison increased slightly from 6,115 in the 1996 period to 6,131 in the 1997 period.

The most significant operation expense--cost of gas sold--decreased by $4,791,000 for the nine-month comparison primarily due to a reduction in the 1997 period of $3,000,000 in gas costs and interest deferred in prior periods through the CGAC, and $1,800,000 due to a 700,000 Mcf decrease in firm sales volumes (including special contract volumes).

Depreciation expense increased $370,703, or 24.0%, due to increased depreciation accrual rates authorized by the MDPU in an order dated October 16, 1996. Other operation expenses including health benefits, payroll, materials and supplies, and regulatory commission expense increased by $916,000, or 11.0%.

Total operating expenses, excluding Federal and state income taxes, decreased 8.1% from $40,891,000 to $37,566,000, a decrease of $3,325,000.

Other income increased to $585,000 from $549,000 in the 1996 period, a result of increased net earnings of the Appliance Company attributable to increased merchandise sales and appliance rental revenues.

Interest expense increased by $314,000, 24.9%, for the nine month comparison due to increased interest cost on Long-term Debt related to the issuance of $7,000,000 of 30 year First Mortgage Bonds with a 7.99% coupon rate, offset by lower interest cost on reduced short-term borrowings. The proceeds from the issue were used to reduce the Company's short-term debt.

------------------------

(1) An Mcf is a volumetric measurement of quantity of gas, specifically one thousand cubic feet. Other volumetric units commonly referenced include "MMcf", or one thousand Mcf. Quantities of natural gas are also measured in millions of cubic feet (MMcf) and are measured on a thermal (energy content) basis. One Mcf is approximately equivalent to one million BTU's ("MMBtu").

(2) A degree day is a means of measuring temperature over some period. Specifically, the number of degree days is the multiple of the difference between the lowest number of degrees (Fahrenheit) on a given day and 65 DEG. Fahrenheit, and the number of days in which the temperature was less than
   65 DEG. Fahrenheit.

Net income increased to $1,996,000 during the nine months ended June 30, 1997 compared to $1,800,000 for the same period in 1996. Earnings per share for the nine months ended June 30, 1997 were $1.12 compared to $1.01 in 1996. Of the $196,000 increase in net income, $36,000 related to increased income in the Appliance Company primarily due to increased merchandise sales and appliance rentals.

    FISCAL 1996 VERSUS FISCAL 1995

Gas operating revenues in fiscal 1996 totalled $48,966,000, an increase of 10.2% over fiscal 1995. Revenues from sales to firm customers increased 12.8% over the prior year, primarily as a result of higher gas sales due in large part to weather which was 9.8% colder than the prior year. Included in the increased revenues was an increase of $3,675,000 in gas costs recovered by the Company's CGAC. Gas sales volumes to firm customers totalled 6,222,000 Mcf, an increase of 11.8% over fiscal 1995.

Cost of gas sold includes costs for gas operation including supplemental fuels, such as propane, liquefied natural gas ("LNG"), and storage, which are used to augment the Company's primary supply of natural gas during periods of peak usage. The average cost of gas per Mcf in fiscal 1996 and fiscal 1995 was $4.10 and $3.88, respectively. The increase in gas costs was primarily due to colder temperatures, as higher priced supplemental sources were required to serve customers' needs.

Other operations expenses increased 14.1% over fiscal 1995, primarily due to wage increases, escalating health care costs, and inflation.

Taxes, other than Federal income, increased to $807,000 in fiscal 1996, an increase of 31.3% over fiscal 1995. Increased construction and increases in local tax rates over the years has resulted in increased property taxes. The Company's effective local tax rate increased from $19.83 per $1,000 assessed value in 1995 to $22.08 per $1,000 assessed value in 1996. Federal income taxes decreased due to lower taxable income.

Other income totalled $791,000 in fiscal 1996, compared to $773,000 in fiscal 1995. This increase is primarily attributable to the increased earnings of the Appliance Company, to $779,000 in fiscal 1996 from $753,000 in fiscal 1995, primarily a result of increased rental revenue.

Interest expense in fiscal 1996 was $1,708,000, an increase of 16.9% over 1995. Increased short-term borrowing for additions to property, plant and equipment was primarily responsible for this increase. The Company's average daily balance of short-term credit lines increased to $17,900,000 from $14,586,000, while the weighted average interest rate decreased to 6.1% from 6.4%. In addition, on September 20, 1996 the Company issued $7,000,000 of thirty year First Mortgage Bonds with a 7.99 % coupon rate.

Net income in fiscal 1996 was $1,426,000 compared to $1,616,000 in fiscal 1995. Earnings per share for fiscal 1996 were $0.80 compared with $0.91 in fiscal 1995.

    FISCAL 1995 VERSUS FISCAL 1994

Gas operating revenues totalled $44,418,000 in fiscal 1995, representing an 8.1% decrease from fiscal 1994. Revenues from sales to firm customers decreased 12.1% from 1994 because of decreased gas sales due to warmer weather and lower gas prices, which resulted in a $4,286,000 reduction in gas costs recovered through the CGAC. Special contract sales, made to certain large customers in place of bundled tariff sales, totalled $1,853,000 in fiscal 1995 and $248,000 in fiscal 1994, offsetting a portion of the firm gas sales decrease.

The average cost of gas during fiscal 1995 was $3.88 per Mcf compared to $4.86 the prior fiscal year. The decrease in gas costs was primarily due to warmer weather and consequently less use of higher cost supplemental gas supplies.

Operation expenses decreased by 1.9% during fiscal 1995. Normal wage increases and inflation in other areas were offset by decreases in the Company's reserve for bad debts and the cost of health insurance.

Maintenance expense in fiscal 1995 was $1,994,000, an increase of 11.9% over the prior fiscal year. Expenses related to the Company's distribution system were primarily responsible for this increase.

Other income in fiscal 1995 was $772,000 a decrease of $42,000 or 5.5% from fiscal 1994. This decrease was primarily attributable to lower Appliance Company earnings largely due to decreased merchandise sales.

Interest expense in fiscal 1995 totalled $1,460,000, an increase of 32.7% over fiscal 1994. During fiscal 1995 the Company's average daily balance of short-term borrowing increased to $14,586,000 from $13,052,000, and the weighted average interest rate rose to 6.4% from 4.3%.

Earnings per share for fiscal 1995 were $0.91 compared with $1.40 in fiscal 1994. Net income in fiscal 1995 was $1,616,000 compared to $2,491,000 in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

The Company's major capital requirements result from upgrading the efficiency of existing plant and expanding plant to serve additional customers. Such capital expenditures are primarily for expansion and improvements of the Company's distribution system. For the nine months ended June 30, 1997, capital expenditures totalled approximately $1,800,000. For fiscal 1996, 1995 and 1994, capital expenditure totals were: $3,780,000, $4,294,000 and $3,711,000, respectively.

Capital expenditures and accounts receivable balances were financed by internally generated funds and supplemented by short-term borrowings. During fiscal 1996 gas cost billings were higher than the Company's cost of gas, thereby having a positive effect on cash flow of approximately $2,600,000. Higher gas cost billings also reduced the Company's deferred gas balance to $200,000 in fiscal 1996 from $2,800,000 in fiscal 1995.

The Company's net cash generated from operating activities in fiscal 1996 was $1,215,000 compared to $5,507,000 and $6,784,000 in fiscal years 1995 and 1994, respectively. The Company had capital expenditures for utility and non-utility operations in the amounts of $4,247,000, $4,883,000, and $4,303,000 in fiscal years 1996, 1995, and 1994, respectively. As is customary in the utility industry, cash for construction requirements in excess of internally generated funds were provided through short-term borrowing that is eventually repaid with the proceeds of long-term debt as deemed appropriate by management. On September 20, 1996 the Company issued $7,000,000 of thirty year First Mortgage Bonds with a 7.99 % coupon rate. The proceeds from the issue were used to reduce the Company's short-term debt.

The Company currently has four short-term credit lines with an aggregate limit of $25,000,000 at rates based upon prevailing short-term interest rates. At September 1, 1997 the Company had $15,200,000 of short-term borrowings outstanding under its lines of credit. After application of funds to be received from this offering and a proposed issuance of $6,000,000 of First Mortgage Bonds during the first quarter of fiscal 1998, the Company's remaining outstanding short-term debt will approximate $5,275,000. The Company believes that internally generated funds, along with available credit lines, will be adequate to meet its capital requirements over the next fiscal year.

Cash flow patterns reflect the seasonality of the Company's business. Sales of natural gas are seasonal, generating approximately seventy percent of the Company's annual revenues between November 1 and March 31. The greatest demand for cash is in the late fall and winter as construction projects are brought to completion and accounts receivable balances rise. See "Management's Discussion and Analysis-- Seasonality".

The Company anticipates utility construction expenditures over the next fiscal year to be approximately $3,000,000 and non-utility capital expenditures to be approximately $450,000 over the same period. The Company expects that funds for these capital needs will come from internal cash generation and short-term borrowings. See "Use of Proceeds".

                                    BUSINESS

GENERAL

The Company, organized as a Massachusetts corporation on September 25, 1880, is an investor-owned public utility company that sells, distributes and transports natural gas (mixed with propane and liquefied natural gas during winter months) at retail through a pipeline distribution system in the City of Fall River and the towns of Somerset, Swansea and Westport, all located within the southeastern portion of the Commonwealth of Massachusetts. The principal markets served by the Company are (1) residential customers using gas for heating, cooking and water heating, (2) industrial customers using gas for processing items such as textile and metal goods, (3) commercial customers using gas for cooking and heating, and (4) federal and state housing projects using gas for heating, cooking and water heating.

The Company is engaged in only one line of business as described above, and in activities incidental thereto. The Company has one wholly-owned subsidiary, Fall River Gas Appliance Company, Inc., a Massachusetts corporation, which rents water heaters and conversion burners (primarily for residential use) in the Company's gas service area. Earnings from the Appliance Company are primarily the result of revenues from the rental of water heaters and conversion burners. As of June 30, 1997, the water heater program had 14,830 rentals in service and the conversion burner program had 4,746 rentals in service. The Appliance Company also derives revenues from the sale of central heating and air-conditioning systems and water heaters.

SALES AND TRANSPORTATION

The Company's service territory is approximately 50 square miles in the area surrounding the City of Fall River, Massachusetts. The Company had an average of 47,427 sales customers during the nine months ended June 30, 1997, of which approximately 94% were residential and 6% were commercial and industrial. For the nine months ended June 30, 1997 approximately 71% of the Company's gas operating revenues were derived from sales to residential customers and 29% were derived from sales or transportation to commercial and industrial customers. At June 30, 1997 the Company had 10 commercial and industrial transportation customers, which, in the aggregate, accounted for 21% of the total gas carried over the Company's pipeline system ("throughput") and approximately 3% of gas operating revenues for the nine months ended June 30, 1997. The Company's tariffs currently do not allow for residential transportation service. The Company's residential customers take service only under firm sales tariffs and use natural gas for heating, cooking and water heating, of which heating use constitutes most of such consumption. Commercial customers (such as stores, restaurants and offices) generally use gas for cooking and heating. Under currently effective tariffs, commercial customers may take the Company's transportation service and purchase their own gas. At this time, however, most commercial customers take firm sales service from the Company. Industrial customers primarily use natural gas in manufacturing and processing applications, such as for metal or textile goods. Such firm industrial sales and transportation load is fairly level throughout the year because generally a small part of those customers' usage is for heating. Certain of the Company's industrial customers also take interruptible service-- either on a sales or transportation basis. These customers are subject to service discontinuance on short notice as system firm requirements may demand. Such customers generally use interruptible natural gas service for boiler or plant heating and are able to change to an alternate fuel when there are supply constraints (generally during the heating season). Also, the prices of alternative sources of energy impact the interruptible markets. Prices for these customers are based on the price of the customers' alternative fuel.

The following table shows the Company's throughput during each of the periods shown below in millions of cubic feet ("MMcf"):

                                                             FOR THE NINE                     FOR THE FISCAL
                                                             MONTHS ENDED                       YEAR ENDED
                                                               JUNE 30,                       SEPTEMBER 30,
                                                        ----------------------  ------------------------------------------
                                                           1997        1996       1996       1995       1994       1993
                                                        -----------  ---------  ---------  ---------  ---------  ---------
Residential...........................................       3,779       4,046      4,351      3,858      4,309      4,212
Commercial............................................       1,276       1,334      1,454      1,262      1,327      1,250
Industrial--- firm....................................         335         369        418        443        850      1,041
Industrial----interruptible...........................           5          46         71        430        317        350
Special Contracts.....................................           0         414        498        441         78          0
Transportation........................................       1,394         690      1,101        818        716        514
                                                             -----   ---------  ---------  ---------  ---------  ---------
TOTAL.................................................       6,789       6,899      7,893      7,252      7,597      7,367
                                                             -----   ---------  ---------  ---------  ---------  ---------
                                                             -----   ---------  ---------  ---------  ---------  ---------

                                                         FOR THE NINE
                                                         MONTHS ENDED
                                                         SEPTEMBER 30,
                                                        ---------------
                                                             1992
                                                        ---------------
Residential...........................................         3,230
Commercial............................................           928
Industrial--- firm....................................           790
Industrial----interruptible...........................           369
Special Contracts.....................................             0
Transportation........................................           303
                                                               -----
TOTAL.................................................         5,620
                                                               -----
                                                               -----

The Company's utility sales business is seasonal. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality".

RATES AND REGULATION

The Company is subject to the regulatory authority of the MDPU with respect to various matters, including the rates it charges for services, financings, certain gas supply contracts and planning and safety matters.

The Company's principal firm sales rate classifications are residential, commercial and industrial. The Company also provides transportation service and, from time to time subject to specific MDPU approval, may provide service under special contracts. As of September 1, 1997, the Company had no special contracts. The Company's rate structure is based on the cost of providing service to each class of customer. The Company's firm rate structure is based on generally seasonal rates, whereby base rates are higher in the winter (November through April) and lower in the summer (May through October). In addition to its base rates, the Company has a seasonal cost of gas adjustment rate schedule (the "CGAC"), which provides for the recovery from firm customers of all purchased gas costs. Through the CGAC, the Company also imposes charges, subject to MDPU approval, that are estimated semi-annually and include credits for gas pipeline refunds and profit margins applicable to interruptible sales. Actual gas costs are reconciled annually and any difference is included as an adjustment in the calculation of the CGAC charges for the two subsequent six-month periods. Charges under the CGAC rate schedule are added to the base rates and are designed generally to recover higher costs in the winter and refund lower gas costs in the summer. Pursuant to MDPU approvals, the Company has collected all FERC Order 636 transition costs billed to it (constituting most of its total exposure to such costs) and is collecting the remaining FERC Order 636 transition costs from its customers through the CGAC on a current basis, as billed.

On May 17, 1996 the Company filed revised tariffs with the MDPU to unbundle its commercial and industrial service classes and to increase annual revenues. By order dated October 16, 1996, the MDPU authorized the Company to increase its rates for sales of gas effective December 1, 1996. The amount of this increase on an annualized basis was $3,200,000. That MDPU order also approved various changes to the Company's commercial and industrial rates to facilitate the ability of customers on such rates to choose between purchasing their gas supplies from the Company on a "bundled" basis or purchasing from third parties and having the Company transport and deliver such supplies. Such rates were also designed to make the Company economically indifferent to a customer's choice of bundled sales service or transportation service.

The regulation of prices, terms and conditions of interstate pipeline transportation and sales of natural gas is subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC"). Although the

Company is not under the direct jurisdiction of FERC, the Company monitors, and periodically participates in, proceedings before FERC that affect the Company's pipeline gas transporters, the Company's operations and other matters pertinent to the Company's business.

The Company is also subject to standards prescribed by the Secretary of Transportation under the Natural Gas Pipeline Safety Act of 1968 with respect to the design, installation, testing, construction and maintenance of pipeline facilities. The enforcement of these standards has been delegated to the MDPU.

GAS SUPPLY AND STORAGE

For several decades, until 1993, the Company primarily relied upon a single supplier, Algonquin Gas Transmission Company ("Algonquin"), for its gas supply needs. In its merchant role, Algonquin provided all the Company's pipeline-supplied natural gas and storage, as well as transported such pipeline and storage supplies to the Company's system. This supply paradigm changed, however, in 1993 following FERC's issuance of Order 636. Order 636 was intended to encourage more competition among natural gas suppliers and required interstate pipelines to unbundle or separate gas sales, transportation and storage services. With the implementation of Order 636, most pipeline companies (including Algonquin) discontinued their traditional merchant function. Order 636 allowed pipeline companies to recover from their customers, gas distribution companies such as the Company, costs associated with the service unbundling and discontinuation of merchant service. This resulted in each local distribution company becoming responsible for obtaining all of its gas supply in the open market. While unbundling of these services allows a local distribution company, such as the Company, more flexibility in selecting and managing the type of services required to provide its customers with the lowest possible priced gas while maintaining a reliable gas supply, it also places additional responsibility on a distribution company to obtain its natural gas supply in the open market on a timely basis to fulfill commitments during peak demand periods.

With the advent of FERC Order 636, which was implemented on June 1, 1993, the Company assumed the full responsibility for aggregating, gathering and arranging for the transmission of all required pipeline gas supplies to its distribution system.

The pipelines serving the Company, Algonquin and its affiliate Texas Eastern Transmission Company ("Texas Eastern"), have made the required compliance filings of tariff sheets and have fully implemented the provisions of Order 636. The primary related issue of the billing by Algonquin and Texas Eastern of transition costs has been resolved. The Company has made appropriate arrangements for supplies to replace the sales service formerly provided by Algonquin, or "Conversion Supplies").

The Company is required to obtain the approval of the MDPU for gas supplies that are to be purchased over a period in excess of one year, including any Conversion Supplies. Through its arrangements for the Conversion Supplies, the Company has contracted for a "city gate management service", which includes the provision of transportation, sales and storage services by a third party. The Company expects to maintain reliability and flexibility of service through this arrangement at a cost very competitive with any other combination of unbundled services, but with much less administrative risk and costs than would pertain to alternatives. Approximately 90% of the Company's Conversion Supplies are provided under a multi-year contract with CNG Energy Services Corporation ("CNG") in quantities described below. In June 1995, the MDPU approved the Company's contract with CNG. The Company also has short-term arrangements in place for supplemental supplies for the 1997-1998 winter heating season. The Company is currently analyzing the proper amount of such supply for future years.

The Company has contracted with CNG for the purchase of all pipeline commodity supplies for delivery to the Company's distribution system, as well as storage services, management of Company-owned pipeline and storage capacity and provision of significant amounts of back-up deliveries from a different gas production area. CNG's firm, year-round contract deliveries to the Company provide for an annual contract quantity of 5,219,255 Mcf delivered to the Company's facilities ("City Gate") on a 365--day basis and for deliveries into storage for the Company in an annual amount of 841,355 Mcf. The maximum daily quantity ("MDQ") of City Gate deliveries are 17,461 Mcf and the storage MDQ is 11,441 Mcf with 7,124 Mcf of that total MDQ available for City Gate deliveries from November 16 through April 15 as winter service supplies delivered via Algonquin.

The remainder of the MDQ is available each day of the year. All commodity deliveries are priced at an index price reflective of the market price. This type of pricing mechanism is designed to allow the Company to obtain its gas supply at competitive prices. The CNG supply contract includes a mechanism whereby alternative market indices may be used in conjunction with the futures market to fix the price of all or part of the gas supplied if the market is such that additional price security is deemed prudent. The CNG contract commenced on June 1, 1993 and continues for 6 years.

In addition to the supplemental gas supplies described below, the Company has requirements for a supply of approximately 1,328,000 Mcf during the 1997-1998 heating season (November through March). To fulfill this portion of its supply portfolio, the Company has obtained bids from several potential suppliers and has entered into a supply contract with a term encompassing that period with Distrigas of Massachusetts Corporation. ("DOMAC")

The Company has a renewable one-year Firm Liquid Contract with DOMAC for 225,000 MMBTU of liquefied natural gas ("LNG"), to be delivered by truck to the Company's storage tank for use in "peak shaving" operations which supplement pipeline volumes in peak requirement situations.

In addition to the LNG peak shaving facilities, the Company also maintains storage and send out facilities for liquefied propane gas ("LPG") that provide an additional 88,000 MMBTU of sendout capacity when needed. The Company's projected peak day requirements are 63,800 Mcf for the 1997-1998 heating season compared to the Company's peak day capacity of 64,859 Mcf.

The Company's peak day capacity is comprised of 29,859 Mcf of pipeline deliveries pursuant to the CNG contracts to the City Gate; 9,000 Mcf of DOMAC gas, delivered by pipeline; vaporization of Company stored liquid propane ("LP") into gas for injection (all by Company-owned equipment) into the Company's distribution system in daily amounts of about 6,000 Mcf; and vaporization of Company-stored LNG and injection into the distribution system in daily amounts of about 20,000 Mcf.

COMPETITION

Historically, the Company was not subject to competition from any other gas public utility or gas marketers, but rather only from electricity, oil, coal and other fuels for heating, water heating, cooking, air conditioning and other purposes. The principal considerations in the competition between the Company and other suppliers of fuel or energy include price, equipment operational efficiencies and ease of delivery. In addition, the type of equipment already installed in the businesses and residences significantly affects the customer's choice of fuel or energy source.

The price of natural gas currently compares favorably to electricity but is generally higher than fuel oil, especially the grade of oil used by certain commercial and industrial customers. As price is generally considered the most significant factor affecting competition among the various energy sources, there is always uncertainty in the continuing competition among such energy sources, due to variations in price. Equipment operational efficiencies and ease of delivery give natural gas advantages over oil and also makes natural gas comparable to electricity in these respects. Because of the environmental advantages associated with natural gas and the efficiency and security of its supply, the demand for natural gas is expected to continue to increase. Also, manufacturing, processing and other equipment requirements are such that the use of gas rather than another fuel is virtually a necessity for certain large commercial and industrial customers. Heating, water heating and other domestic or commercial equipment is generally designed for a particular energy source, and especially with respect to heating equipment, the cost of conversion is a disincentive for individuals and businesses to change their energy source. Currently, the

Company estimates that its gas heating saturation in areas in which it has been in active service is approximately 89%.

While the Company has been subject to competition from electricity, oil, propane, coal and other fuels, the regulatory changes brought about by Order 636 have created competition among existing and new suppliers or brokers of natural gas. Also, regulatory changes at the state level have led to increased competition in retail sales of natural gas. As a result, marketers are currently selling natural gas to several large volume end-users to whom the Company has historically made sales. Marketers can be expected to seek to provide an increasing volume of sales services to end-users located within the Company's service territory. At the current time, for all third-party commodity sales that are occurring in the Company's service territory, the Company transports those gas supplies within the Company's service territory and delivers the supplies to the customers. The margins earned by the Company for such transportation services are the same as margins earned on bundled supply/delivery sales to the same end-users. Similar opportunities may exist for the Company to broker gas to new or existing customers, whether or not located within the Company's service territory, although the Company has not done so to date.

For all of these reasons, the Company believes that competition from other fuel sources, as well as from natural gas brokers and marketers, will intensify in the future.

LEGAL PROCEEDINGS/ENVIRONMENTAL MATTERS

In January 1990 the Company received notification from the Massachusetts Department of Environmental Protection ("DEP") that it is one of numerous "potentially responsible parties" under Massachusetts laws in connection with two sites in Massachusetts which were the subject of alleged releases of hazardous materials, including lead, by a company which had purchased scrap meters from various utilities including the Company. The Company has entered into an agreement with a group of other potentially responsible parties ( the "Group") to respond jointly and to share costs associated with the DEP's investigation. The Group negotiated an agreement with the DEP to conduct limited response actions at one of the sites without admission of liability at a cost of about $100,000 to the entire Group, pursuant to which members of the Group would be released from any further liability at the site. Remedial actions were commenced September 5, 1995 and are substantially complete, subject to final DEP approval of the action taken. The investigation of the second site is in the early stages and potential remediation costs at the second site and the Company's degree of responsibility have not been determined. The Company does not expect its allocated share of costs of response actions at the first site or of any response actions which it may take or which may be required at the second site to be significant.

Although the Company is not involved in any material litigation at this time, it may from time to time be involved in litigation in the ordinary course of its business.

PROPERTIES

The Company owns approximately 635 miles of distribution mains, the major portion of which are constructed of coated steel, plastic or cast iron. The Company owns and operates LP vaporizing equipment with an approximate daily capacity of 14,000 Mcf and six LP storage tanks with a total capacity of approximately 320,000 gallons. The Company also owns and operates an LNG storage tank with a capacity of 45,000 barrels, equivalent to approximately 157,000 Mcf of vaporized gas, as well as and LNG vaporization equipment with a daily vaporization rate of approximately 20,000 Mcf. The Company has three gate stations receiving gas from the Algonquin pipeline. The Company also owns four office and operations buildings in the service area.

All of the principal properties of the Company are owned in fee, subject to the lien of the mortgage securing the Company's First Mortgage Bonds (the "Indenture of First Mortgage"), and further subject to covenants, restrictions, easements, leases, rights-of-way and other similar minor encumbrances common to properties of comparable size and character, and none of which, in the opinion of the Company's management, materially interferes with the Company's use of its properties for the conduct of its business. The Company's gas mains are primarily located under public highways and streets. Where they are under private property, the Company has obtained easements or rights-of-way from the record holders of title. These easements and rights are deemed by the Company to be adequate for the purpose for which they are being used.

EMPLOYEES

The Company employed 172 full-time and 12 part-time employees as of June 30, 1997. Of those employees, 75 are represented by the Utility Workers Union of America, AFL-CIO, Local No. 431. The Company and its union employees currently have a contract through April 30, 1999. The Company believes that it enjoys generally good labor relations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 1, 1997 by (i) each shareholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect such shares, subject to community property laws where applicable.

                                                                                    SHARES OF
                                                                                   COMMON STOCK        PERCENT
NAME OF                                                                            BENEFICIALLY          OF
BENEFICIAL OWNER                                                                     OWNED(1)           CLASS
-----------------------------------------------------------------------------  --------------------  -----------
Barbara N. Jarabek...........................................................          295,710(2)        16.5 %
Ronald J. Ferris.............................................................          145,059(3)         8.1
Cindy L.J. Audette...........................................................           13,910(4)         *
Thomas K. Barry..............................................................            1,200            *
Thomas H. Bilodeau, Jr.......................................................            7,746(5)         *
John F. Fanning..............................................................                0            *
Bradford J. Faxon............................................................           40,306(6)         2.3
Raymond H. Faxon.............................................................           57,370(7)         3.2
Wallace E. Fletcher..........................................................                0            *
Jack R. McCormick............................................................            4,754(8)         *
Gilbert C. Oliveira, Jr......................................................           12,529(9)         *
Donald R. Patnode............................................................            1,750            *
Robert J. Pollock............................................................            5,140            *
Peter H. Thanas..............................................................            2,699(10)        *
All directors and executive officers as a group (13 persons)                           292,463           16.33

------------------------

*   Less than one percent.

(1) As used herein, "beneficial ownership" means direct or indirect, sole or shared power to vote, or to direct the voting of, and/or investment power to dispose of, or to direct the disposition of, shares of the Common Stock of the Company. Except as otherwise indicated, the listed beneficial owners hold direct and sole voting and investment power with respect to the stated shares.

(2) The address of Mrs. Jarabek is 103 South Washington Drive, Sarasota, Florida. Consists of shares held in two trusts for which Barbara N. Jarabek is trustee, and with respect to which Mrs. Jarabek possesses sole power to vote and sole investment power.

(3) The business address of Mr. Ferris is c/o Venus De Milo, Inc. (a restaurant banquet facility), 75 GAR Highway, Swansea, Massachusetts. Includes 5,852 shares owned jointly with Dale Ferris, 4,000 shares owned jointly with children of Mr. Ferris, 36,990 shares owned by Lee's River Realty, Inc., 3,926 shares held in trusts for the children of Mr. Ferris, and 53,594 shares owned by the Swansea Lounge, Inc. Pension Trust for which Mr. Ferris is a co-trustee. Mr. Ferris has shared voting and investment power with respect to all shares beneficially owned by him except for 40,697 shares owned directly and of record by him, with respect to which he has sole voting and investment power. Mr. Ferris disclaims beneficial ownership with respect to the 3,926 shares held in trust for his children and the 53,594 shares owned by the Swansea Lounge, Inc. Pension Trust.

(4) Includes 660 shares held jointly with spouse (with shared voting and investment power).

(5) Includes 7,746 shares held in trust for Thomas H. Bilodeau's children.

(6) Includes 5,233 shares held as custodian for Bradford J. Faxon's children.

(7) Comprised of 57,370 shares held in trust, for which Raymond H. Faxon is a trustee.

(8) Includes 1,154 shares held jointly with spouse (with shared voting and investment power).

(9) Comprised of 12,529 shares held by Mr. Oliveira's spouse as custodian for a minor child of Mr. Oliveira.

(10) Includes 936 shares held jointly with spouse (with shared voting and investment power).

                                   MANAGEMENT

All officers are either elected or appointed at the Directors' Meeting following the annual Stockholders' meeting. Their terms of office are to be for one year or until their successors have been duly elected or appointed.

DIRECTORS

Cindy L. J. Audette, 35, A Director since 1992. Chair of the Compensation Committee and member of the Audit and Executive Committees. Sister-in-law of Gilbert C. Oliveira, Jr., a Director of the Company.

Thomas K. Barry, 52, President and Chief Executive Officer of Corning Natural Gas Corporation since 1984. A Director since 1992. Member of the Audit Committee. Director also of Corning Natural Gas Corporation.

Thomas H. Bilodeau, 55, Vice President-Finance, Medical & Environmental Coolers, Inc., a medical equipment provider since 1990; formerly, Partner, R. A. Kingrey Co., 1988-1990. A Director since 1987. Member of the Pension Committee. Director also of Corning Natural Gas Corporation.

Bradford J. Faxon, 59, Chairman of the Board of Directors, President and a Director of the Company. His current business function is Chief Executive Officer. Positions held with the Company for the past five years are as follows:
12/1/78 to Present--Director; 8/1/86 to Present--President; 1/1/94 to Present-- Chairman of the Board of Directors. He is the son of Raymond H. Faxon. His principal occupation for the past five years has been employment with the Company. Chairman of the Pension Committee and a member of both the Audit and Executive Committees.

Raymond H. Faxon, 89, Vice Chairman of the Board of Directors and Assistant Treasurer of the Company. Positions held for the past five years are as follows:
1/1/88 - 12/31/93--Chairman of the Board of Directors and Assistant Treasurer; 1/1/94 to Present--Vice Chairman of the Board of Directors and Assistant Treasurer. His principal occupation for the past five years has been employment with the Company. Chairman of the Executive Committee and a member of the Pension Committee. Mr. Faxon is the father of Bradford J. Faxon.

Ronald J. Ferris, 55, President of Venus de Milo, Inc., a restaurant banquet facility, Interstate Motel Corp. and Ferris Realty since prior to 1988. A Director since 1984. A member of both the Pension and Compensation Committees.

Jack R. McCormick, 73, financial consultant to the Company. Previously served as President of the Company, 1973-1986. A Director since 1974. Chairman of the Audit Committee and a member of the Compensation Committee. Director also of Corning Natural Gas Corporation.

Gilbert C. Oliveira, Jr., 41, Vice President, Gilbert C. Oliveira Insurance Agency, and President, G. Curt Oliveira Insurance Agency since 1988. A Director since 1992. Member of the Pension and Compensation Committees. Brother-in-law of Cindy L. J. Audette, a Director of the Company.

Donald R. Patnode, 69, Retired. Formerly, Business Consultant; President of Industrial Filters & Equipment Corporation, 1989-1994; President of North East Water Service, 1957-1989. A Director since 1984. A member of both the Audit and Executive Committees. Director also of Corning Natural Gas Corporation.

EXECUTIVE OFFICERS:

Peter H. Thanas, 53, Senior Vice President and Treasurer of the Company. His current business function is Chief Financial and Accounting Officer of the Company. Positions held for the past five years are as follows: 8/ 1/86 to 9/19/94--Financial Vice President and Treasurer; 9/20/94 to Present--Senior Vice President and Treasurer.

John F. Fanning, 50, Vice President of Production and Gas Supply. His current business function is Vice President of Production and Gas Supply of the Company. Positions held with the Company for the past five years are as follows: 7/ 1/87 -12/31/89--Manager of Gas Supply; 1/ 1/90 - 9/20/93--Superintendent of Production and Gas Supply; 9/21/93 to Present--Vice President of Production and Gas Supply.

Wallace E. Fletcher, 63, Comptroller and Assistant Treasurer. His current business function is Comptroller and Assistant Treasurer of the Company. Positions held with the Registrant for the past five years are as follows:
5/27/92 to Present--Comptroller and Assistant Treasurer.

                          DESCRIPTION OF CAPITAL STOCK

As of June 30, 1997 the authorized capital stock of the Company consisted of 2,201,334 shares of Common Stock, $0.83 1/3 par value, of which 1,787,261 were issued and outstanding, and 414,073 shares were held in the Company's treasury. All of the shares being offered hereby will be issued directly from the Company's treasury.

DIVIDEND RIGHTS

The holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors. The Company currently intends to continue its practice of declaring cash dividends on a quarterly basis, although the declaration and amount of any future dividends will necessarily depend upon future earnings, cash flow, the financial condition of the Company and other factors.

LIMITATION ON PAYMENT OF DIVIDENDS ON COMMON STOCK

The provisions of the Indenture impose certain restrictions on the payment of cash dividends on, or repurchases of, Common Stock. Under the most restrictive of these provisions, $4,426,791 of retained earnings was unrestricted at June 30, 1997.

VOTING RIGHTS

Except as provided by law or otherwise provided below, the holders of Common Stock have the sole voting rights and are entitled to one vote for each share held of record. In addition, holders of fractional shares are permitted a vote equal to their fractional interest. The Company's Board of Directors is classified into three classes of three directors serving staggered three-year terms. Because there are no cumulative voting rights in the election of directors, holders of a majority of the Common Stock voting at any election can elect the three directors of the class whose term then expires.

The Company's Charter and By-laws contain provisions specifying the shareholder vote necessary to take certain actions. The approval of a business combination (e.g. a consolidation or merger with another corporation) not approved by two-thirds vote of the Board of Directors requires an affirmative vote of 75% the outstanding shares of Common Stock. The approval of Charter amendments removing or altering the foregoing provision and provisions concerning classification of directors, filling vacancies in the Board of Directors and notice requirements for stockholder meetings requires an affirmed vote of 75% of the outstanding shares of Common Stock.

LIQUIDATION RIGHTS

The Common Stock is entitled to receive all net assets in liquidation after repayment of the Company's indebtedness.

CHARTER PROVISIONS THAT MAY AFFECT ATTEMPTS TO CHANGE CONTROL OF THE COMPANY

The Company's Charter and By-Laws contain provisions that may have the effect of delaying or deterring a change in control of the Company by requiring a vote of the holders of 75% of outstanding shares of the Company's Common Stock for approval of certain business combinations of the Company and another entity, which the Company's Board of Directors has not approved by a two-thirds vote. Other provisions concerning classification of the Board, filling vacancies on the Board and notice requirements may have such an effect, but those provisions operate regardless of whether or not extraordinary corporate transactions are proposed.

MISCELLANEOUS

The Common Stock has no conversion rights and is not subject to redemption. The outstanding shares of Common Stock are, and the shares offered hereby, will, when issued and paid for, be fully paid and non-assessable.

The transfer agent of the Company's Common Stock is State Street Bank and Trust Company, Boston, Massachusetts.

                                  UNDERWRITING


First Albany Corporation ("First Albany"), the underwriter of this offering of Common Stock (the "Underwriter"), has agreed subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part) to purchase, and the Company has agreed to sell to the Underwriter all of the shares of Common Stock offered hereby.



The Underwriting Agreement provides that the obligation of the Underwriter to purchase shares of Common Stock is subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriter pursuant to the Underwriting Agreement, all shares of Common Stock agreed to be purchased by the Underwriter pursuant to the Underwriting Agreement must be so purchased. The Company has been advised that the Underwriter proposes to offer the shares of Common Stock directly to the public initially at the initial public offering price set forth on the cover page of this Prospectus, and to certain selected dealers at such public offering price less a concession not in excess of $.42 per share. The Underwriter may allow, and the selected dealers may reallow, a concession not in excess of $.10 per share to certain other brokers and dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriter.



The Company has granted to the Underwriter an option to purchase up to an additional 51,000 shares of Common Stock, at the public offering price, less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any, made in connection with this offering. The option may be exercised at any time up to 30 days after the date of this Prospectus. As to additional shares purchased by the Underwriter to cover over-allotments, the Company has agreed to reimburse the Underwriter in an amount equal to the $.24 per share dividend declared on the Common Stock which is to be paid on November 15, 1997, to the extent such additional shares are delivered to the Underwriters subsequent to the record date (November 6, 1997) for such dividend. In addition, the Underwriting Agreement provides for a payment by the Company of the $50,000 non-accountable expense allowance to the Underwriter.



In connection with the offering, the rules of the Commission permit the Underwriter to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.



If the Underwriter creates a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriter may reduce that short position by purchasing Common Stock in the open market. The Underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Underwriter may also impose a penalty bid on certain selling group members. This means that if the Underwriter purchases shares of Common Stock in the open market to reduce the Underwriter's short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.



In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither the Company nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriter make any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriter may be required to make in respect thereof.



All of the executive officers, directors and principal shareholders of the Company have agreed that for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of the Underwriter:
(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, sell any right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities were then owned or are acquired after the date of such agreement) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The Company has also agreed to the foregoing, except that the Company may continue to sell shares of Common Stock directly to its shareholders, in accordance with the Share Owner Dividend Reinvestment and Stock Purchase Plan.



The Underwriter has been retained by the Company to act as placement agent in connection with the Company's private placement of $6,000,000 aggregate principal amount of First Mortgage Bonds expected to be issued during the first quarter of the Company's 1998 fiscal year and will receive compensation therefor.


                                 LEGAL OPINIONS


The validity of the Common Stock offered hereby will be passed upon for the Company by Rich, May, Bilodeau & Flaherty, P.C., Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriter by Chapman and Cutler, Chicago, Illinois, counsel to the Underwriter. Chapman and Cutler will rely upon the opinion of Rich, May, Bilodeau & Flaherty, P.C. as to all matters governed by the law of the Commonwealth of Massachusetts.


                                    EXPERTS

The audited financial statements and schedules of the Company included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE

Report of Independent Auditors.............................................................................  F-2

Consolidated Statements of Income and Retained Earnings for the Nine-Months Ended June 30, 1997 and 1996
 and the three years ended September 30, 1996..............................................................  F-3

Consolidated Balance Sheets at June 30, 1997 and September 30, 1996 and 1995...............................  F-4

Consolidated Statements of Cash Flows for the Nine-Months Ended June 30, 1997 and 1996 and the three years ended September 30, 1996..................................................................................  F-5

Notes to Financial Statements..............................................................................  F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Fall River Gas Company:

We have audited the accompanying consolidated balance sheets of FALL RIVER GAS COMPANY (a Massachusetts corporation) and subsidiary as of September 30, 1996 and 1995 and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fall River Gas Company and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                     [LOGO]

Boston, Massachusetts

November 19, 1996

                       CONSOLIDATED STATEMENTS OF INCOME

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                FOR THE 9-MONTH PERIODS ENDED JUNE 30, 1997 AND

           1996 AND THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                     NINE MONTHS
                                                    ENDED JUNE 30
                                                ----------------------
                                                   1997        1996        1996        1995        1994
                                                ----------  ----------  ----------  ----------  ----------
                                                     (unaudited)
GAS OPERATING REVENUES (Note 1)...............  $41,353,963 $44,140,731 $48,965,547 $44,418,114 $48,330,933

OPERATING EXPENSES:
  Operations --
    Cost of gas sold (Note 1).................  23,810,156  28,600,804  31,132,828  28,097,557  31,161,990
    Other.....................................   9,132,313   8,216,575  10,268,772   8,998,223   9,170,829
  Maintenance.................................   1,560,588   1,463,226   1,987,782   1,994,445   1,781,601
  Depreciation (Note 1).......................   1,886,094   1,515,391   1,608,641   1,498,948   1,391,981
  Taxes --
    Local property and other..................   1,321,526   1,225,033   1,283,389   1,052,756   1,058,539
    Federal and state income (Note 4).........     678,394     607,171     341,432     471,421     988,466
                                                ----------  ----------  ----------  ----------  ----------
                                                38,389,071  41,628,200  46,622,844  42,113,350  45,553,406
                                                ----------  ----------  ----------  ----------  ----------
OPERATING INCOME..............................   2,964,892   2,512,531   2,342,703   2,304,764   2,777,527

OTHER INCOME (EXPENSE):
  Earnings of Fall River Gas Appliance Company
    Inc. (Note 3).............................     585,431     549,481     778,813     752,913     799,326
  Interest income.............................                              14,489      15,059      15,944
  Other.......................................      21,066        (613)     (2,505)      4,397        (417)
                                                ----------  ----------  ----------  ----------  ----------
INCOME BEFORE INTEREST EXPENSE................   3,571,389   3,061,399   3,133,500   3,077,133   3,592,380
                                                ----------  ----------  ----------  ----------  ----------
INTEREST EXPENSE:
    Long-term debt............................     879,675     514,450     683,387     697,600     711,163
    Other.....................................     695,981     747,157   1,024,405     763,327     390,117
                                                ----------  ----------  ----------  ----------  ----------
                                                 1,575,656   1,261,607   1,707,792   1,460,927   1,101,280
                                                ----------  ----------  ----------  ----------  ----------
NET INCOME....................................  $1,995,733  $1,799,792  $1,425,708  $1,616,206  $2,491,100
                                                ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  (Note 2)....................................   1,783,547   1,780,542   1,780,542   1,780,542   1,780,542
                                                ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------
EARNINGS PER AVERAGE COMMON SHARE (Note 2)....  $     1.12  $     1.01  $     0.80  $     0.91  $     1.40
                                                ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                FOR THE 9-MONTH PERIODS ENDED JUNE 30, 1997 AND

                  1996 AND THE YEARS ENDED SEPTEMBER 30, 1996,

                                 1995, AND 1994

                                                     NINE MONTHS
                                                    ENDED JUNE 30
                                                ----------------------
                                                   1997        1996        1996        1995        1994
                                                ----------  ----------  ----------  ----------  ----------
                                                     (unaudited)
BALANCE AT BEGINNING OF PERIOD................  $10,865,648 11,149,260  $11,149,260 $11,242,375 $10,496,206
Net Income....................................   1,995,731   1,799,792   1,425,708   1,616,206   2,491,100
                                                ----------  ----------  ----------  ----------  ----------
      Total...................................  12,861,379  12,949,052  12,574,968  12,858,581  12,987,306
Dividends declared............................   1,285,328   1,281,990   1,709,320   1,709,321   1,744,931
                                                ----------  ----------  ----------  ----------  ----------
BALANCE AT END OF PERIOD......................  $11,576,051 11,667,062  $10,865,648 $11,149,260 $11,242,375
                                                ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                          CONSOLIDATED BALANCE SHEETS

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                 JUNE 30, 1997 AND SEPTEMBER 30, 1996 AND 1995

                                                                                JUNE
                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
                                  ASSETS                                     (unaudited)

PROPERTY, PLANT AND EQUIPMENT, at original cost:
  Gas......................................................................  $57,786,995 $56,156,164 $52,770,211
  Nonutility, principally rented gas appliances............................   5,014,220   4,911,102   4,852,644
                                                                             ----------  ----------  ----------
                                                                             62,801,215  61,067,266  57,622,855
  Less-Accumulated depreciation (Note 1)...................................  21,145,050  19,651,954  18,801,699
                                                                             ----------  ----------  ----------
                                                                             41,656,165  41,415,312  38,821,156
CURRENT ASSETS:
  Cash.....................................................................     436,524     393,935     315,309
  Accounts receivable, less allowance for doubtful account of $1,101,000,
    $670,000, $687,000 in 1997, 1996 and 1995 respectively.................   3,411,843   2,676,322   2,159,170
  Inventories, at average cost --
  Liquefied natural gas, propane, and natural gas in storage...............   2,358,402   3,242,688   2,754,655
    Materials and supplies.................................................   1,351,573   1,387,077   1,386,242
    Deferred gas costs (Note 1)............................................    (835,193)    201,265   2,808,882
    Prepaid and Deferred Taxes.............................................     252,243     555,983           0
    Prepayments and other..................................................     676,719     630,938     510,001
                                                                             ----------  ----------  ----------
                                                                              7,652,111   9,088,208   9,934,259
                                                                             ----------  ----------  ----------
DEFERRED CHARGES:
  Regulatory asset (Notes 1 and 7).........................................     600,775   1,204,420     771,853
  Other....................................................................   1,742,018   1,483,213   1,429,239
                                                                             ----------  ----------  ----------
                                                                              2,342,793   2,687,633   2,201,092
                                                                             ----------  ----------  ----------
                                                                             $51,651,069 $53,191,153 $50,956,507
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
CAPITALIZATION:
  Stockholders' investment
  Common stock, par value $.83- 1/3 per share, 2,201,334 shares authorized and issued (Note 2)....................................................  $1,834,445  $1,834,445  $1,834,445
  Premium paid-in on common stock..........................................   1,440,511   1,356,043   1,356,043
  Retained earnings (Note 5)...............................................  11,576,051  10,865,648  11,149,260
                                                                             ----------  ----------  ----------
                                                                             14,851,007  14,056,136  14,339,748
  Less--420,792 shares in 1996 and 1995 of common stock held in treasury,
    at cost (Note 2).......................................................   1,396,088   1,418,743   1,418,743
                                                                             ----------  ----------  ----------
                                                                             13,454,919  12,637,393  12,921,005
  Long-term debt, less current sinking fund requirements (Note 5)..........  13,500,000  13,500,000   6,500,000
                                                                             ----------  ----------  ----------
        Total capitalization...............................................  26,954,919  26,137,393  19,421,005
                                                                             ----------  ----------  ----------
CURRENT LIABILITIES:
  Current sinking fund requirements (Note 5)...............................           0           0     880,000
  Notes payable to banks (Note 5)..........................................  11,200,000  14,300,000  15,600,000
  Dividends payable........................................................     429,142     427,330     427,330
  Accounts payable.........................................................   3,613,845   3,554,624   3,585,300
  Gas supplier refunds due customers.......................................           0           0   1,367,969
  Accrued taxes............................................................           0           0     838,617
  Other....................................................................   2,297,590   1,732,241   1,993,043
                                                                             ----------  ----------  ----------
                                                                             17,540,577  20,014,195  24,692,259
                                                                             ----------  ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 8)
DEFERRED CREDITS:
  Accumulated deferred income taxes (Note 4)...............................   4,123,986   4,123,986   3,905,117
  Unamortized investment tax credits (Note 4)..............................     539,227     567,695     605,653
  Other....................................................................   2,069,700   1,925,224   1,832,385
  Regulatory liability (Note 4)............................................     422,660     422,660     500,088
                                                                             ----------  ----------  ----------
                                                                              7,155,573   7,039,565   6,843,243
                                                                             ----------  ----------  ----------
                                                                             $51,651,069 $53,191,153 $50,956,507
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                  FOR THE 9-MONTH PERIODS ENDED JUNE 30, 1997

                AND 1996 AND THE YEARS ENDED SEPTEMBER 30, 1996,

                                 1995 AND 1994

                                                                    NINE MONTHS
                                                                   ENDED JUNE 30
                                                               ----------------------
                                                                  1997        1996        1996        1995        1994
                                                               ----------  ----------  ----------  ----------  ----------

                                                                    (UNAUDITED)
Cash Provided by (Used for)
  Operating Activities:
    Net Income...............................................  $1,995,731  $1,799,792  $1,425,708  $1,616,206  $2,491,100
    Items not requiring (providing) cash:
      Depreciation...........................................   2,086,978   1,786,080   1,807,808   1,695,854   1,587,278
      Deferred income taxes..................................      91,260      95,517     218,869     274,184    (734,131)
      Investment tax credits, net............................     (28,468)    (28,467)    (37,958)    (38,049)    (38,445)
      Change in working capital..............................   2,135,313    (748,509) (1,573,387)  2,180,393   2,961,892
      Other sources, net.....................................     323,289    (165,718)   (626,514)   (221,380)    515,933
                                                               ----------  ----------  ----------  ----------  ----------
        Net cash provided by operating activities............   6,604,103   2,738,695   1,214,526   5,507,208   6,783,627
                                                               ----------  ----------  ----------  ----------  ----------
  Investing Activities:
    Additions to utility property, plant and equipment.......  (1,804,632) (2,700,025) (3,779,718) (4,294,225) (3,711,116)
    Additions to nonutility property.........................    (373,367)   (368,269)   (466,862)   (589,172)   (591,939)
                                                               ----------  ----------  ----------  ----------  ----------
      Net cash used for investing activities.................  (2,177,999) (3,068,294) (4,246,580) (4,883,397) (4,303,055)
                                                               ----------  ----------  ----------  ----------  ----------
  Financing Activities:
    Cash dividends paid on common stock......................  (1,283,516) (1,281,990) (1,709,320) (1,709,320) (1,736,028)
    Retirement of long-term debt through sinking fund........           0    (880,000)   (880,000)   (160,000)   (140,000)
    Proceeds from 7.99% Debt Issue...........................           0           0   7,000,000           0           0
    Increase(decrease) in notes payable to banks, net........  (3,100,000)  2,500,000  (1,300,000)  1,200,000    (600,000)
                                                               ----------  ----------  ----------  ----------  ----------
        Net cash provided by (used for) financing
          activities.........................................  (4,383,516)    338,010   3,110,680    (669,320) (2,476,028)
Increase (decrease) in cash..................................      42,588       8,411      78,626     (45,509)      4,544
Cash, beginning of period....................................     393,935     315,309     315,309     360,818     356,274
                                                               ----------  ----------  ----------  ----------  ----------
Cash, end of period..........................................  $  436,523  $  323,720  $  393,935  $  315,309  $  360,818
                                                               ----------  ----------  ----------  ----------  ----------
                                                               ----------  ----------  ----------  ----------  ----------
Changes in Components of Working Capital (excluding cash):
    (Increase) decrease in current assets:
      Accounts receivable....................................    (735,520) (1,867,636) $ (517,152) $  492,836  $ (612,385)
      Inventories............................................     919,789     357,290    (488,868)    (37,438)    800,611
      Prepayments and other..................................     290,016       9,174    (676,920)    (72,874)    (36,207)
      Deferred gas cost......................................   1,036,458   3,900,182   2,607,617   1,787,937      (5,633)
    Increase (decrease) in current liabilities:..............
      Accounts payable.......................................      59,222  (1,362,265)    (30,676)    311,467   1,168,353
      Gas supplier refunds due customers.....................           0  (1,448,964) (1,367,969)    237,366    (390,890)
      Accrued taxes..........................................           0    (504,261)   (838,617)   (660,616)  1,499,233
      Other..................................................     565,348     167,971    (260,802)    121,715     538,810
                                                               ----------  ----------  ----------  ----------  ----------
        Change in Working Capital............................  $2,135,313  $ (748,509) $(1,573,387) $2,180,393 $2,961,892
                                                               ----------  ----------  ----------  ----------  ----------
                                                               ----------  ----------  ----------  ----------  ----------
Supplemental Disclosure of Cash Flow Information:
    Cash paid for:
      Interest...............................................  $1,236,119  $1,188,338  $1,743,878  $1,695,329  $1,632,681
      Income taxes...........................................     786,299   1,446,259   2,111,259     813,052   1,513,114

   The accompanying notes are an integral part of these financial statements.

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

1) ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The Consolidated financial statements include the accounts of Fall River Gas Company and subsidiary (the Company), Fall River Gas Appliance Company, Inc. The Company's principal business is the operation of a regulated gas distribution company in southeastern Massachusetts, while its wholly-owned subsidiary rents gas appliances. All significant intercompany accounts and transactions have been eliminated in consolidation.

REGULATION

The Company's rates, operations, accounting and certain other practices are subject to the regulatory authority of the Massachusetts Department of Public Utilities (MDPU). The Company's accounting policies conform to generally accepted accounting principles applicable to rate regulated enterprises and reflect the effects of the rate making process in accordance with statement of Financial Accounting Standards No. 71, "Accounting For Certain Type of Regulations."

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting, principles requires the Company to make estimates and assumptions that affect the reporting and disclosure of assets and liabilities, including those that are of a contingent nature, at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

DEPRECIATION AND AMORTIZATION

Depreciation of property, plant and equipment is provided using the straight-line method at rates designed to amortize the cost of these assets over their estimated useful lives. The composite depreciation rate for gas plant is 3%. Rented gas appliances have estimated useful lives of 10 to 20 years. Installation costs of rented appliances are amortized over the estimated life of the lease period.

GAS OPERATING REVENUES AND COST OF GAS SOLD

Gas operating revenues are recorded based on meter readings made on a cycle basis throughout the month. Accordingly, in any period, the actual volume of gas supplied to customers may be more or less than the usage for which the customers have been billed.

The Company's approved rate tariffs include a cost of gas adjustment (CGAC) factor allowing dollar-for-dollar recovery of the cost of gas sendout to firm customers. Actual costs incurred at the end of any period may differ from amounts recovered through application of the CGAC. Any excess or deficiency in amounts billed as compared to costs is deferred and either refunded to, or recovered from, the customers over a subsequent period.

REGULATORY ASSETS

Regulatory assets relate to unrecovered SFAS 106 expenses, unrecovered Conservation and Load Management expenses and other unrecovered regulatory costs. These regulatory assets do not earn a return on investment.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Because of the short maturity of certain assets, which include cash and temporary cash investments and accounts receivable, and certain liabilities, which include accounts payable and notes payable to banks, these instruments are stated at amounts which approximate fair value.

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

1) ACCOUNTING POLICIES (CONTINUED)
The fair market value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Management believes the carrying value of the debt approximates its fair value at September 30, 1996.

2) STOCK SPLIT

On September 21, 1993 the stockholders of Fall River Gas Company authorized a two-for-one common stock split. As a result, one additional share of common stock was issued on January 14, 1994 and for each share of common stock held on the close of business on December 31, 1993.

3) FALL RIVER GAS APPLIANCE COMPANY, INC.

The earnings of the Fall River Gas Appliance Company, Inc. are shown as Other Income in the accompanying Consolidated Statements of Income. Condensed operating information of the Appliance Company for the years ended September 30, 1996, 1995, and 1994 and the nine months ended June 30, 1997 and 1996 is as follows:

                                                          NINE MONTHS
                                                         ENDED JUNE 30
                                                   --------------------------
                                                       1997          1996          1996          1995          1994
                                                   ------------  ------------  ------------  ------------  ------------
                                                          (unaudited)
Operating revenues...............................  $  2,299,083  $  2,133,711  $  2,941,885  $  2,680,609  $  2,629,591
Costs and expenses...............................     1,312,729     1,207,773     1,629,693     1,412,244     1,285,120
                                                   ------------  ------------  ------------  ------------  ------------
    Income before income taxes...................       986,354       925,938     1,312,192     1,268,365     1,344,471
Income tax expense...............................       400,923       376,457       533,379       515,452       545,145
                                                   ------------  ------------  ------------  ------------  ------------
    Net income...................................  $    585,431  $    549,481  $    778,813  $    752,913  $    799,326
                                                   ------------  ------------  ------------  ------------  ------------
                                                   ------------  ------------  ------------  ------------  ------------

4) INCOME TAXES

The Company and its subsidiary file a consolidated Federal income tax return. Each company provides Federal income taxes on a separate company basis. The following is a summary of the provision for Federal and State income taxes:

                                                          1996                    1995                     1994
                                                 ----------------------  ----------------------  ------------------------
                                                  FEDERAL      STATE      FEDERAL      STATE       FEDERAL       STATE
                                                 ----------  ----------  ----------  ----------  ------------  ----------
Current........................................  $  535,480  $  159,195  $  583,815  $  167,951  $  1,024,154  $  260,342
Deferred.......................................     181,356      37,513     227,763      46,421       239,018      47,902
Investment tax credits.........................     (37,958)     --         (38,049)     --           (38,445)     --
                                                 ----------  ----------  ----------  ----------  ------------  ----------
    Total provision............................  $  678,878  $  196,708  $  773,529  $  214,372  $  1,224,727  $  308,244
                                                 ----------  ----------  ----------  ----------  ------------  ----------
                                                 ----------  ----------  ----------  ----------  ------------  ----------
Provision for income taxes included in:
  Operating expenses...........................  $  277,028  $   64,404  $  384,950  $   86,471  $    814,223  $  174,243
  Other income-Fall River Gas Appliance
    Company....................................     401,207     132,172     387,725     127,727       411,035     134,110
  Other........................................         643         132         854         174          (531)       (109)
                                                 ----------  ----------  ----------  ----------  ------------  ----------
    Total provision............................  $  678,878  $  196,708  $  773,529  $  214,372  $  1,224,727  $  308,244
                                                 ----------  ----------  ----------  ----------  ------------  ----------
                                                 ----------  ----------  ----------  ----------  ------------  ----------

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

4) INCOME TAXES (CONTINUED)
On October 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes". SFAS 109 requires adjustments of deferred tax assets and liabilities to reflect the future tax consequences, at currently enacted tax laws and rates, of items already reflected in the financial statements. The implementation of SFAS 109 resulted in the recognition of a regulatory liability of approximately $412,000 for the tax benefit of unamortized investment tax credits, which SFAS 109 requires to be treated as a temporary difference. This benefit is being passed on to customers over the lives of the property giving rise to the investment tax credit. Also, a regulatory liability of approximately $88,000 was established for the excess reserves for deferred taxes for pre-July 1987 deferred income taxes that were recorded in excess of the current Federal statutory income tax rate.

The tax effect of the cumulative differences that gave rise to the deferred tax liabilities and deferred tax assets for the year ended September 30, 1996 and 1995 are detailed below:

                                                                                            1996          1995
                                                                                        ------------  ------------
Deferred Tax Assets:
  Allowance for doubtful accounts.....................................................  $    250,917  $    267,794
  Unamortized investment tax credits..................................................       221,401       236,205
  Contributions in aid of construction................................................       188,611       198,765
  Unbilled revenue....................................................................       443,497       308,759
  Deferred pension....................................................................       202,786       202,786
  Deferred compensation...............................................................       235,461       235,461
  Regulatory liability................................................................       195,035       195,035
  Other...............................................................................       399,738       254,267
                                                                                        ------------  ------------
Total Deferred Tax Assets.............................................................     2,137,446     1,899,072
Deferred Tax Liabilities:
  Property related....................................................................     4,964,711     5,044,529
  Deferred gas costs..................................................................        78,493     1,095,464
  Other...............................................................................       442,460       161,693
                                                                                        ------------  ------------
Total Deferred Tax Liabilities........................................................     5,485,664     6,301,686
                                                                                        ------------  ------------
Net Deferred Tax Liability............................................................  $  3,348,218  $  4,402,614
                                                                                        ------------  ------------
                                                                                        ------------  ------------

The combined Federal and State income tax provision set forth above represents approximately 38% of income taxes in 1996 and 39% in 1995 and 1994. The combined statutory rate for Federal and State income tax was approximately 39% in 1996, 1995, and 1994. The difference between the effective income tax rate and statutory rate results primarily from the amortization of investment tax credits.

Investment tax credits are amortized over the life of the property giving rise to the credits.

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

5) LONG-TERM DEBT AND NOTES PAYABLE TO BANKS

Long-term debt consists of:

                                                                           AMOUNTS OUTSTANDING
                                                                       ----------------------------
                                                           AMOUNTS       JUNE 30,       SEPT 30,      SEPT. 30,
                                                         AUTHORIZED        1997           1996           1995
                                                        -------------  -------------  -------------  ------------

                                                                        (UNAUDITED)
FIRST MORTGAGE BONDS:
  8.75% Series, due 1996..............................  $   3,200,000  $           0  $           0  $    880,000
  9.44% Series, due 2020..............................      6,500,000      6,500,000      6,500,000     6,500,000
  7.99% Series, due 2026..............................      7,000,000      7,000,000      7,000,000             0
                                                                       -------------  -------------  ------------
                                                                          13,500,000     13,500,000     7,380,000
Less--Current sinking fund requirements and
  maturities..........................................                             0              0       880,000
                                                                       -------------  -------------  ------------
                                                                       $  13,500,000  $  13,500,000  $  6,500,000
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

There are no aggregate maturities and sinking fund requirements for the next five years applicable to the issues outstanding at September 30, 1996. The First Mortgage Bonds are secured by a lien on substantially all of the Company's gas plant. Under the terms of the most restrictive supplemental indenture, retained earnings of $7,149,260 were restricted against payment of dividends at June 30, 1997.

The Company maintains lines of credit with various banks under which it may borrow up to $25,000,000. These lines are reviewed periodically by the various banks and may be renewed or cancelled. The Company pays a commitment fee on the lines of credit at rates ranging from 5/16 of 1% to 3/8 of 1%. At August 31, 1997, there were $15,100,000 borrowings under these lines of credit.

The following table summarizes certain information related to the Company's short-term borrowings for the years ended September 30, 1996, and 1995:

                                                                                         1996           1995
                                                                                     -------------  -------------
Average daily balance outstanding for the period...................................  $  17,900,000  $  14,586,000
Weighted average interest rate for the period......................................            6.1%           6.4%
Maximum amount outstanding during the period based on month-end balances...........  $  20,400,000  $  17,900,000
Weighted average interest rate at end of period....................................            6.6%           7.5%

6) EMPLOYEES' PENSION PLANS

The Company has defined benefit plans covering substantially all of its employees. The benefits under these plans are based on years of service and employees' compensation levels. The Company's policy is to fund pension costs accrued including amortization of past service costs.

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

6) EMPLOYEES' PENSION PLANS (CONTINUED)
The following table sets forth the funding status of the pension plan as of September 30, 1996 and 1995:

Actuarial present value of benefit obligations:

                                                                    1996                          1995
                                                        ----------------------------  ----------------------------
                                                            UNION        SALARIED         UNION        SALARIED
                                                        -------------  -------------  -------------  -------------
  Vested..............................................  $  (5,743,317) $  (5,236,341) $  (5,119,504) $  (4,449,398)
  Nonvested...........................................        (14,534)       (27,096)        (9,224)       (70,461)
                                                        -------------  -------------  -------------  -------------
  Total accumulated benefit obligation................  $  (5,757,851) $  (5,263,437) $  (5,128,728) $  (4,519,859)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
  Projected benefit obligation........................  $   6,256,298  $   6,756,755  $  (5,508,398) $  (5,822,854)
Plan assets at fair value.............................      6,400,940      5,205,804      6,037,834      4,293,447
                                                        -------------  -------------  -------------  -------------
Projected benefit obligation (in excess) or less than
  plan assets.........................................        144,642     (1,550,951)       529,436     (1,529,407)
Unrecognized net gain.................................       (462,279)      (521,690)    (1,046,210)      (804,592)
Unrecognized prior service cost due to plan
  amendment...........................................              0      1,299,360              0      1,417,484
Unrecognized net obligation...........................        449,424        169,321        524,328        197,540
                                                        -------------  -------------  -------------  -------------
Prepaid pension cost (pension liability) recognized on
  the consolidated balance sheet                        $     131,787  $    (603,960) $       7,554  $    (718,975)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

                                                                             1996           1995          1994
                                                                         -------------  -------------  -----------
Net Pension cost included the following components:
  Service cost.........................................................  $     365,511  $     375,838  $   408,466
  Interest cost........................................................        906,500        866,021      837,690
  Return on assets.....................................................     (1,320,522)    (1,287,810)     (56,166)
  Net deferral and amortization........................................        520,684        757,372     (463,664)
                                                                         -------------  -------------  -----------
  Net periodic pension cost............................................  $     472,173  $     711,421  $   726,326
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------

Assumptions used to determine the projected benefit obligation were:

                                                                                                         1996         1995
                                                                                                         -----        -----
Discount rate.......................................................................................         8.0%         8.0%
Rate of increase in future compensation levels......................................................         3.0%         4.0%
Expected long-term rate of return on assets.........................................................         9.0%         8.0%

7) OTHER POST-EMPLOYMENT BENEFITS

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits to qualified retired employees.

In 1994, the Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS
106). Prior to 1994, expense was recognized when benefits were paid. In accordance with SFAS 106, the Company began recording the Cost

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

7) OTHER POST-EMPLOYMENT BENEFITS (CONTINUED) for this plan on an accrual basis for 1994. As permitted by SFAS 106, the Company is recording the transition obligation over a twenty year period.

The following table sets forth the status of the plans at September 30, 1996 and 1995:

                                                                                          1996           1995
                                                                                      -------------  -------------
Accumulated postretirement benefit obligation:
  Retirees..........................................................................  $  (1,150,310) $    (871,487)
  Fully eligible active plan participants...........................................       (109,934)      (110,362)
  Other active plan participants....................................................       (875,107)      (949,071)
                                                                                      -------------  -------------
                                                                                         (2,135,351)    (1,930,920)
Plan assets.........................................................................        200,786              0
Unrecognized transition obligation..................................................      2,403,554      2,544,938
Unrecognized past service costs.....................................................        123,494        134,600
Unrecognized (Gain).................................................................     (1,042,080)    (1,275,643)
                                                                                      -------------  -------------
Accrued postretirement benefit cost.................................................  $    (449,597) $    (527,025)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Net periodic postretirement benefit cost for fiscal 1996 and 1995 included the following components:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Service Costs-benefits attributable to service during the period.............  $   80,022  $   66,601  $  144,234
Interest cost on accumulated postretirement benefit obligation...............     140,210     107,320     219,734
Net amortization and deferral................................................     141,385     141,385     141,385
Recognized past service......................................................      11,106      11,106      --
Recognized (Gain)............................................................     (59,909)    (79,353)     --
                                                                               ----------  ----------  ----------
                                                                                  312,814     247,059     505,353
Regulatory asset.............................................................     123,358     183,735     343,290
                                                                               ----------  ----------  ----------
Net expense..................................................................  $  189,456  $   63,324  $  162,063
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996. The rate was assumed to decrease gradually to 4% by fiscal 2005, and to remain at that level thereafter. The healthcare cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend by 1% in each year would increase the accumulated postretirement benefit obligation as of September 30, 1996 by $604,881 and the aggregate of the service and the interest cost components of net periodic postretirement benefit cost (NPPBC) for the year by $89,398. The discount rate was 7% for the development of the NPPBC and for disclosure.

Included in the regulatory asset of $1,204,420, as of September 30, 1996, the Company has a regulatory asset amounting to $650,383 related to unrecovered SFAS 106 expenses. On October 16, 1996 the MDPU approved a settlement agreement between the Company and intervenors for an increase in rates effective December 1, 1996. As part of the settlement agreement, the Company was allowed recovery of annual

                     FALL RIVER GAS COMPANY AND SUBSIDIARY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

7) OTHER POST-EMPLOYMENT BENEFITS (CONTINUED)
SFAS 106 expenses, as well as, amounts recorded as regulatory assets during the three year period ended September 30, 1996.

8) COMMITMENTS AND CONTINGENCIES

In January 1990, the Company received notification from the Massachusetts Department of Environmental Protection that it is one of several "potentially responsible parties" under Massachusetts law in connection with a site operated by a company which purchased scrap meters from various utilities including the Company. The investigation is in the discovery stage and the cost to clean up the site and the Company's degree of responsibility has not yet been determined. However, management does not expect the costs to be significant.

9) UNAUDITED QUARTERLY FINANCIAL INFORMATION

The following is unaudited quarterly information for the fiscal years ended September 30, 1996 and 1995. Quarterly variations between periods are caused primarily by the seasonal nature of the gas distribution business.

                                                     QUARTER ENDED                               QUARTER ENDED
                                       ------------------------------------------  ------------------------------------------
                                         DEC. 31    MAR. 31    JUNE 30   SEPT. 30    DEC. 31    MAR. 31    JUNE 30   SEPT. 30
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                (THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating Revenues...................  $  11,455  $  22,373  $  10,313  $   4,825  $   9,990  $  19,483  $   9,858  $   5,087
Operating Income (Loss)..............        338      1,874        301       (170)       429      1,667        375       (166)
Net Income (Loss)....................         94      1,615         91       (374)       263      1,449        233       (329)
Net Income (Loss) per Share..........       0.05       0.91       0.05      (0.21)      0.15       0.81       0.13      (0.18)

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Available Information...........................          2
Incorporation of Certain Documents by
  Reference.....................................          2
Prospectus Summary..............................          3
The Company.....................................          5
Risk Factors....................................          6
Use of Proceeds.................................          6
Capitalization..................................          7
Common Stock Dividends and Price Range..........          8
Selected Financial Data.........................          9
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         10
Business........................................         14
Security Ownership of Certain Beneficial Owners
  and Management................................         20
Management......................................         21
Description of Capital Stock....................         23
Underwriting....................................         24
Legal Opinions..................................         25
Experts.........................................         25
Index to Financial Statements...................        F-1

   [LOGO]
         FALL
RIVER
---------------
  GAS
COMPANY
                                 340,000 SHARES


                             FALL RIVER GAS COMPANY


                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                  FIRST ALBANY



                                  CORPORATION



                                OCTOBER 30, 1997


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